Exhibit 99.1

                   DOCUMENT SCIENCES ANNOUNCES ANNUAL RESULTS

                COMPANY RECORDS RECORD ANNUAL, QUARTERLY REVENUES

    CARLSBAD, Calif., March 16 /PRNewswire-FirstCall/ -- Document Sciences Corporation (Nasdaq: DOCX) today reported revenues of $33.4 million for the year ended December 31, 2006, a record for the company and an increase of 13% from revenues of $29.6 million for the year ended December 31, 2005. Net loss for the year ended December 31, 2006, was $1,478,644 compared with net income of $19,255 for the year ended December 31, 2005. Net loss per share for the year ended December 31, 2006, was $0.35 based on 4,264,482 diluted shares outstanding, compared with net income per share of $0.00, based on 5,333,868 diluted shares outstanding for the year ended December 31, 2005.

    For the quarter ended December 31, 2006, revenues were $8.8 million, compared with revenues of $8.0 million for the same quarter in 2005, representing an increase of 9%. For the three months ending December 31, 2006, the company reported a net loss of $1,279,246, or $0.30 per share based on 4,305,833 diluted shares outstanding, compared with a net income of $345,486, or $0.06 per share based on 5,459,680 diluted shares outstanding, for the three months ending December 31, 2005.

    Included in expenses for the three months and year ended December 31, 2006 are $213,000 and $577,000, respectively, of stock-based compensation expenses, compared to $58,000 for the three months and year ended December 31, 2005.

    Jack McGannon, Document Sciences' President and CEO, stated that "while our reported earnings for year 2006 were disappointing, there were several positive outcomes during the year. Importantly, license contract bookings were up by nearly 40% over 2005. As previously reported, we were not able to recognize a substantial amount of these orders to revenue due to our revenue recognition policies. As a result, our Deferred Revenue balance rose by nearly $2.0 million during the year up to $16.8 million. Additionally, other components of our Balance Sheet grew stronger during the year. Net working capital, including Cash but excluding Deferred Revenue, grew by over $2.2 million during 2006. Our Accounts Receivable balance was up by over $3.5 million from year end 2005, reflecting higher bookings during the year, although Cash and Investments were down by around $800,000."

    McGannon further stated that, "our cost structure increased considerably during the latter part of the year as we continued to invest in areas closely tied to revenue generation. Costs rose most significantly in the areas of Sales & Marketing and Professional Services, where we have increased headcount to drive and support anticipated continued growth in our software and services business areas. We believe that we are at a turning point in our business. Our portfolio is in the strongest competitive position ever and our global services delivery capacity is high. We made the strategic decision to aggressively increase our sales and marketing investments to capitalize on these two factors. While it's too early to be completely confident that this strategy will pay off, early indications are positive and it appears that our ability to execute will be the governing factor, not market demand or interest."

    McGannon added that "the fourth quarter represented our tenth consecutive quarter of year-over-year revenue growth. However, extensive spending in Sales & Marketing drove our loss for the quarter. Starting late in the third quarter, the company has added substantial headcount in both our inside and outside sales groups, nearly doubling our North America sales force. Additionally, we have increased our marketing expenditures to drive awareness and lead generation."

    About Document Sciences

    Document Sciences is a market-leading global solutions provider for customer communications management. Our award-winning xPression software suite enables organizations to automate the creation and delivery of well-designed, highly personalized communications -- from customized marketing collaterals, contracts and policies to high-volume relationship statements and correspondence. More than 500 content-driven organizations worldwide, including over 60 FORTUNE Global 500 companies, use Document Sciences' solutions to reduce development costs by up to 90%, improve time-to-revenue by as much as 75%, and enhance the overall customer experience with highly effective 1:1 communications. Based in Carlsbad, California, with award- winning offshore services operations in Beijing, China and offices across the U.S. and in London, Document Sciences also markets its products in Europe, Australia, Canada, New Zealand, Latin America and Asia. For more information about Document Sciences Corporation, call 888.4.DOC.SCI or visit http://www.docscience.com.

    This press release may contain "forward-looking" statements about possible or assumed future results of our financial condition, operations, plans, objectives and performance. You can identify these statements by the fact that they use words such as "believe," "expect," "anticipate," "estimate," "project," "intend," "plan" or similar expressions. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in these forward-looking statements. Some of these events or factors include the following: (i) national, international, regional and local economic, competitive and regulatory conditions and developments; (ii) the market for dynamic content publishing software; (iii) market acceptance of enhancements to our existing products and introduction of new products; (iv) continued profitability of our professional services; (v) maintaining our relationships with Xerox Corporation and our other distribution partners and/or other risks detailed from time-to-time in our SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2006. We do not undertake, and specifically disclaim, any obligation to update forward-looking statements

                          DOCUMENT SCIENCES CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                         December 31,   December 31,
                                            2006           2005
                                         ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents              $  5,657,380    $  6,692,642
  Short-term investments                    1,437,214       1,179,851
  Accounts receivable, net                 11,165,100       7,564,929
  Other current assets                      1,888,203       1,666,382
    Total current assets                   20,147,897      17,103,804
Property and equipment, net                   725,029         788,567
Software development costs, net               746,282       1,698,394
Goodwill, net                               4,495,192       4,495,192
    Total assets                         $ 26,114,400    $ 24,085,957

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                       $    342,103    $    160,160
  Accrued compensation                      2,169,320       1,719,869
  Other accrued liabilities                   615,195         445,659
  Deferred revenue                         16,785,570      14,861,856
    Total current liabilities              19,912,188      17,187,544

Obligations under capital leases                6,699          27,521

STOCKHOLDERS' EQUITY
  Common stock, $.001 par value                 4,424           4,315
  Treasury stock                             (362,889)       (344,858)
  Additional paid-in capital               14,079,885      13,258,962
  Accumulated comprehensive income                302              18
  Retained deficit                         (7,526,209)     (6,047,545)
    Total stockholders' equity              6,195,513       6,870,892
    Total liabilities and
     stockholders' equity                $ 26,114,400    $ 24,085,957

                          DOCUMENT SCIENCES CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                            Three Months Ended             Fiscal Year Ended
                               December 31,                   December 31,
                       ----------------------------   ----------------------------
                           2006            2005           2006            2005
                       ------------    ------------   ------------    ------------
Revenues:
  License fees         $  6,125,171    $  5,217,410   $ 22,367,923    $ 19,926,392
  Services and other      2,642,795       2,799,988     11,042,630       9,647,452
    Total revenues        8,767,966       8,017,398     33,410,553      29,573,844
Cost of revenues:
  License fees            1,019,281       1,107,435      4,204,971       4,425,290
  Services and other      2,748,812       2,461,945     10,211,437       8,029,637
    Total cost of
     revenues             3,768,093       3,569,380     14,416,408      12,454,927
Gross margin              4,999,873       4,448,018     18,994,145      17,118,917
Operating expenses:
  Research and
   development            1,556,416       1,108,324      5,912,828       5,419,808
  Selling and
   marketing              3,269,909       1,959,713     10,300,470       8,221,788
  General and
   administrative         1,226,621       1,051,147      4,171,594       3,624,037
    Total operating
     expenses             6,052,946       4,119,184     20,384,892      17,265,633
Income (loss) from
 operations              (1,053,073)        328,834     (1,390,747)       (146,716)
  Interest and other
   income, net               67,961          36,071        237,272         204,930
Income (loss) before
 income taxes              (985,112)        364,905     (1,153,475)         58,214
  Provision for
   income taxes             294,134          19,419        325,189          38,959
Net income (loss)      $ (1,279,246)   $    345,486   $ (1,478,664)   $     19,255

Net income per
 share - basic         $      (0.30)   $       0.08   $      (0.35)   $       0.00
Weighted average
 shares used in
 basic calculation        4,305,833       4,205,337      4,264,482       4,147,622
Net income per
 share - diluted       $      (0.30)   $       0.06   $      (0.35)   $       0.00
Weighted average
 shares used in
 diluted calculation      4,305,833       5,459,680      4,264,482       5,333,868

SOURCE  Document Sciences Corporation
    -0-                             03/16/2007
    /CONTACT: Editorial, Todd Schmidt, +1-760-602-1597, tschmidt@docscience.com, or Leslie Weller, +1-760-602-1524, lweller@docscience.com, both of Document Sciences Corporation/
    /Web site:  http://www.docscience.com /
    (DOCX)